MOORE & ASSOCIATES, CHARTERED
      ACCOUNTANTS AND ADVISORS
                     PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the statement on Form S-1/A of Caribbean Villa Catering Corporation of our report dated February 17, 2009 on our audit of the financial statements of Caribbean Villa Catering Corporation as of December 31, 2008 and 2007, and the related statements of operations, stockholders’ equity and cash flows for the year then ended, from inception on March 9, 2007 through December 31, 2007, and from inception on March 9, 2007 through December 31, 2008.

/s/ Moore & Associates, Chartered
Moore & Associates Chartered
Las Vegas, Nevada
April 13, 2009

6490 West Desert Inn Road, Las Vegas, NV 89146 (702)253-7499 Fax (702)253-7501